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                                                                    EXHIBIT 10.2


                         PRECISION RESPONSE CORPORATION

                  1996 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN


         1. PURPOSE. PRECISION RESPONSE CORPORATION, a Florida corporation (the "Company"), hereby adopts the 1996 Nonemployee Director Stock Option Plan (the "Plan"). The purpose of the Plan is to attract and retain outstanding individuals to serve as members of the Board of Directors of the Company by providing such persons opportunities to acquire common stock, $.01 par value, of the Company ("Common Shares"), thereby strengthening the mutuality of interest between such persons and the Company's shareholders.

         2. SHARES RESERVED UNDER THE PLAN. There is hereby reserved for issuance under the Plan an aggregate of Seventy-Five Thousand (75,000) Common Shares, which may be authorized but unissued shares. If there is a lapse, expiration, termination or cancellation of any option granted under this Plan, all unissued shares subject to or reserved for such option may again be used for new options granted under this Plan.

         3. PARTICIPATION. Participation in this Plan is limited to members of the Board of Directors who are not salaried officers or employees of the Company or any of its direct or indirect subsidiaries (a "Nonemployee Director" or "Participant").

         4. OPTIONS TO BE GRANTED UNDER THE PLAN. Effective on the date of a Nonemployee Director's initial election to the Board of Directors and upon each re-election of such Nonemployee Director to the Board of Directors at the Company's annual meeting of shareholders ("Annual Meeting"), each Nonemployee Director will automatically be awarded a nonqualified stock option (the "option") to purchase Two Thousand Five Hundred (2,500) Common Shares provided, however, a Nonemployee Director shall not be granted an Option upon re-election to the Board of Directors at the Annual Meeting if such Nonemployee Director was already granted an Option in the previous twelve (12) month period upon his or her initial election to the Board of Directors.

         5. OPTION EXERCISE PRICE. Each option granted under this Plan shall be exercisable at an option price equal to 100% of the Fair Market Value (defined below) of the Common Shares on the date of grant hereunder.

         6. LIMITATIONS ON EXERCISE. Any option granted under this Plan may be exercised (in accordance with Section 7 hereof) in whole or in part, from time to time after the date granted, subject to the following limitations:





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                 (a)      No option granted hereunder may be exercised during
the first year following the date such option was granted. Thereafter, each option may be exercised:

                          (i) to a maximum cumulative extent of one-third (1/3) of the total shares covered by the option on or after the first anniversary of the date the option was granted;

                          (ii) to a maximum cumulative extent of two-thirds (2/3) of the total shares covered by the option on or after the second anniversary of the date the option was granted; and

                          (iii) to a maximum cumulative extent of 100% of the total shares covered by the option on or after the third anniversary of the date the option was granted.

                 (b) Notwithstanding the limitations of Section 6(a) above, any option granted under this Plan shall become fully exercisable upon the death of the Nonemployee Director while serving on the Board of Directors or upon the Retirement (as hereinafter defined) of the Nonemployee Director if such death or Retirement occurs on or after the first anniversary of the date such option was issued. For these purposes, "Retirement" means a Nonemployee Director's termination of service as a member of the Board of Directors after age 70 or at any time with the consent of the Board of Directors.

                 (c) Any option granted under this Plan may not be exercised after the earliest to occur of any of the following events:

                          (i) more than ninety (90) days after termination of any Nonemployee Director's service as a member of the Board of Directors for any reason other than death or Retirement (and then only to the extent that the Nonemployee Director could have exercised such option on the date of termination);

                          (ii) more than one hundred eighty (180) days after a Nonemployee Director's Retirement from the Board of Directors (and then only to the extent that the Nonemployee Director could have exercised such option on the date of Retirement, after giving effect to Section 6(b) above);

                          (iii) more than twelve (12) months after death of a Nonemployee Director (and then only to the extent that the Nonemployee Director could have exercised suchoption on the date of death, after giving effect to Section 6(b) above); or






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                          (iv)  more than ten (10) years from the date the
         option is granted.

         7. METHOD AND TIME OF EXERCISE: DELIVERY OF CERTIFICATES. Any option granted under this Plan shall be deemed exercised on the date written notice of exercise is received by the Secretary of the Company at the Company's corporate headquarters. Such notice shall be accompanied by: (i) a check payable to the Company for the purchase price of the shares to be purchased; or
(ii) delivery of Common Shares owned by the Participant for at least six months whose Fair Market Value on the date of exercise equals the purchase price of the shares to be purchased; or (iii) any combination of the foregoing.

         8. NONTRANSFERABILITY. Any option granted under this Plan shall not be transferable other than as required by law or by will or the laws of descent and distribution, and shall be exercisable, during the Participant's lifetime, only by the Participant or the Participant's guardian or legal representative. If a Nonemployee Director dies during the option period, any option granted to such Participant may be exercised by his estate or the person to whom the option passes by will or the laws of descent and distribution, but only in accordance with Section 6 above. Notwithstanding the foregoing, an option will automatically become transferable to the Participant's immediate family or trusts or family partnerships for the benefit of such persons if and to the extent the Securities and Exchange Commission specifically removes the transferability restrictions from Securities and Exchange Commission Rule 16b-3 ("Rule 16b-3").

         9. OTHER PROVISIONS; SECURITIES REGISTRATION. The grant of any option under the Plan may also be subject to other provisions as counsel to the Company deems appropriate, including, without limitation, such provisions as may be appropriate to comply with federal or state securities laws and stock listing requirements.

         10. DEFINITION OF FAIR MARKET VALUE. The term "Fair Market Value" shall mean, as of any date, the mean between the highest and lowest sale prices of the Common Shares as reported on the NASDAQ National Market (or such other consolidated transaction reporting system on which such Common Shares are primarily traded) on the date immediately preceding the date of grant, or if such Common Shares were not traded on such day, then the next preceding day on which the shares were traded, all as reported by such source as the Board of Directors may select.

         11. ADJUSTMENT PROVISIONS. If the Company shall at any time change the number of issued Common Shares without new consideration to the Company (such as by stock dividend or stock split), the total number of shares reserved for issuance under this Plan and the number






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of shares covered by each outstanding option and the exercise price thereunder shall be automatically adjusted so that the aggregate consideration payable to the Company and the value of each option shall not be changed. If, during the term of any option granted under this Plan, the Common Shares shall be changed into another kind of stock, securities, cash or other property whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Board of Directors shall cause adequate provision to be made whereby the Participants shall thereafter be entitled to receive, upon the due exercise of any outstanding options, the stock, securities, cash or other property the Participants would have been entitled to receive immediately prior to the effective date of any such transaction for Common Shares which could have been acquired through the exercise of such options.

         12. AMENDMENT OR DISCONTINUATION OF PLAN. The Board of Directors may amend the Plan at any time or suspend or discontinue the Plan at any time, but no such action shall adversely affect any outstanding option; provided that this Plan may not be amended more frequently than once every six months and no amendment shall be adopted which would result in any Nonemployee Director losing his or her status as a "disinterested" administrator under Rule 16b-3 with respect to any employee benefit plan of the Company or result in the Plan losing its status as a protected plan under Rule 16b-3.

         13. GOVERNING LAW. This Plan and the options granted hereunder shall be governed and construed in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable Florida principles of conflicts of laws).

         14. SHAREHOLDER APPROVAL. The Plan was adopted by the Board of Directors and approved by the shareholders of the Company on May 31, 1996.






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